EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-60298 and 333-121902 of Primal Solutions, Inc. on Form S-8 of our report dated April 15, 2008, appearing in the Annual Report on Form 10-KSB of Primal Solutions, Inc. for the year ended December 31, 2007.

HASKELL & WHITE LLP

Irvine, California
April 15, 2008